Exhibit 99.2

News Release

Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ Energy Provides First Quarter 2013 Financial Results

and announces loan Amendments

HOUSTON, TX - May 9, 2013 -BPZ Energy, (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today provided first quarter 2013 financial results and announced amendments to the Company’s bank facilities.

On May 9, 2013, the Company repaid the remaining outstanding principal of $30.5 million on the original $75.0 million secured debt facility.  In addition, the Company amended and restated the $40.0 million secured debt facility by increasing the facility size and borrowing $14.5 million, as well as amending the covenant and principal repayment amounts related to this facility.

For the quarter ended March 31, 2013, the Company reported an operating loss of $7.2 million and a net loss of $12.8 million, or $0.11 per share, compared with an operating loss of $18.9 million and a net loss of $27.3 million, or $0.24 per share, for the same period last year.

Improved first quarter 2013 operating results were primarily due to lower geological, geophysical and engineering expenses, partially offset by the impact on operating income from the sale of a 49% participating interest in the Z-1 license contract to Pacific Rubiales.

Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and non-recurring charges (EBITDAX), was a negative $346,000 for the first quarter of 2013 compared to a positive $17.7 million for the same period last year.  EBITDAX is a non-GAAP measure.  Please also see the reconciliation to net income in Table 3 included at end of the press release.

Production and Revenue

Net oil production for the three months ended March 31, 2013 was 134 MBbls barrels, or 1,491 bopd, compared to a pro forma net 180 MBbls, or 1,978 bopd, for the same period in 2012.  The decrease in oil production is due to natural declines in oil production at both the Corvina and Albacora fields.

Production Volumes

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	Actual Net	Pro forma Net (1)	Pro forma Gross (2)	Actual Gross
Production volume (MBbls)	134	180	263	353
Average Daily Production volume (Bopd)	1,491	1,978	2,924	3,879

Presented on a Net and Gross basis for comparison purposes
MBbls - thousands barrels of oil; Bopd - barrels of oil per day

(1) Pro forma Net amounts assume the sale of the 49% participating interest in Block Z-1 closed on Jan. 1, 2012
(2) Pro forma Gross amounts assume 100% working interest in Block Z-1

For the three months ended March 31, 2013, oil revenue after royalty payments decreased by $23.2 million to $13.3 million from $36.5 million for the same period in 2012.  The decrease in 2013 net oil revenue is due to a decrease in the amount of oil sold of 205 MBbls to 129 MBbls due to the sale of a 49% interest in Block Z-1, along with lower net oil production.  In addition, there was a decrease of $5.88 in the average per barrel sales price received from $109.15 to $103.27 per barrel.

Expenses

Lease Operating Expense

For the three months ended March 31, 2013, lease operating expense (LOE) decreased by $4.7 million to $6.7 million ($51.89 per Bbl) from $11.4 million ($34.02 per Bbl) for the same period in 2012.

Reduced LOE expenses are primarily due to the sale of a 49% interest in Block Z-1 of $5.6 million.

Excluding the impact of the sale, LOE increased by $0.9 million as workover expenses increased by a net $2.0 million due to Block Z-1 workover activity.  This was partially offset by lower net repairs and maintenance expenses, crude oil transportation expense, contract services expense, and other LOE.

General and Administrative Expense

For the three months ended March 31, 2013, general and administrative (G&A) expenses decreased by $0.7 million, or 11%, to $5.5 million from $6.2 million for the same period in 2012.  Stock-based compensation expense, a subset of G&A expenses, was $0.7 million for the three months ended March 31, 2012 and for the same period in 2013.

G&A expenses, excluding stock-based compensation, decreased $0.7 million to $4.8 million from $5.5 million for the same period in 2012, mainly due to lower legal costs.

Geological, Geophysical and Engineering (GG&E)

For the three months ended March 31, 2013, GG&E expenses decreased $24.8 million to $0.4 million compared to $25.2 million for the same period in 2012.  Seismic acquisition expenses at Block Z-1 during 2012 were for the Company’s account, and in 2013 funding of seismic expenses in Block Z-1 was for the account of its joint venture partner, Pacific Rubiales Energy Corp.  The 3D seismic acquisition on Block Z-1 was substantially completed during first quarter 2013, while processing and interpretation continues.

Depreciation, Depletion and Amortization Expense

For the three months ended March 31, 2013, depreciation, depletion and amortization expense decreased $4.6 million to $6.9 million from $11.5 million for the same period in 2012.

For the three months ended March 31, 2013, depletion expense decreased $3.5 million to $4.6 million from $8.1 million during the same period in 2012 primarily due to the sale of a 49% participating interest in the Block Z-1 license contract.

Standby Costs

For the three months ended March 31, 2013, the Company’s share of standby costs was $1.1 million including the CX-11 workover rig and the CX-15 drilling rig. For the three months ending March 31, 2012, the Company incurred $1.2 million of standby rig costs.

Other Expense

For the three months ended March 31, 2013, other expense decreased $7.5 million to $5.2 million compared to $12.7 million for the same period in 2012.  The decrease is primarily due to $1.9 million of lower net interest expense resulting from lower interest bearing debt outstanding between the two periods, and a $5.9 million decrease in losses on derivatives due to lower crude oil prices during the 2013 quarter.

Income Taxes

For the three months ended March 31, 2013, the Company recognized income tax expense of $0.3 million on a loss before income taxes of $12.5 million.  For the comparable 2012 period, the Company recognized an income tax benefit of $4.3 million on a loss before income taxes of $31.6 million.  The decrease in the loss before income taxes is mainly a result of the lower GG&E expenses, partially offset by the impact on operating income from the sale of a 49% participating interest in the Z -1 license contract to Pacific Rubiales.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At March 31, 2013, the Company had cash and cash equivalents of $63.0 million and restricted cash of $66.5 million, an accounts receivable balance of $45.6 million and working capital of $54.1 million.

Capital and Exploratory Expenditures

The Company’s non-Block Z-1 total capital and exploratory expenditures for the first quarter ended March 31, 2013 were $0.6 million, excluding capitalized interest of $2.6 million.

For Block Z-1, Pacific Rubiales provided 100% funding for capital and exploratory expenditures of $22.8 million for the three months ended March 31, 2013.  This includes approximately $7.2 million related to costs incurred in the design, fabrication, installation and pipeline connections related to the CX-15 platform, approximately $6.2 million related to the CX-15 platform development drilling program and $7.8 million related to the 3D seismic program.  At March 31, 2013, the Company’s remaining carry amount from Pacific Rubiales was $114.7 million.

Capital Resources

At March 31, 2013, outstanding long-term debt and short-term debt consisted of the 2015 Convertible Notes with a par value of $170.9 million, a $33.0 million secured loan, and a $29.1 million secured loan.  At March 31, 2013, the current and long-term portions of debt were $24.6 million and $192.8 million, respectively.

Subsequent Events

On May 6, 2013, the Company obtained a waiver to the $75.0 million secured debt facility with Credit Suisse in respect of the Company’s date for first production from the CX-15 platform.

On May 9, 2013 The Company repaid the remaining outstanding principal of $30.5 million on the original $75.0 million secured debt facility.

In addition, the Company amended and restated the $40.0 million secured debt facility by increasing the facility size and borrowing an additional $14.5 million, as well as amending the covenant and principal repayment amounts related to this facility which matures in January 2015.

Conference Call Information

The Company has scheduled a conference call and webcast to discuss first quarter 2013 results on Friday, May 10, 2013, at 10:00 a.m. CT (11:00 a.m. ET.)

The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457

International Dial-In:	(707) 287-9344

Conference Code:	58851427

A replay of the conference call will be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production.  The Company holds a 51% working interest in the offshore Block Z-1, which is producing crude oil from the Corvina and Albacora fields. Onshore, the focus has been seismic data acquisition at Blocks XIX, XXII and XXIII to lay the groundwork for future exploration drilling.  As part of the overall gas marketing strategy, we are also evaluating a gas-to-power plant project in Peru. In southwest Ecuador, we own a non-operating net profits interest in a producing property.  BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under the ticker “BPZ”.  Please visit our website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru.  This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware.  This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges.  As such PRE may be subject to different information disclosure requirements than the Company.  While PRE is subject to various confidentiality requirements regarding us, information concerning the Company, such as information concerning energy reserves, may be released by PRE outside of our control and may be released in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company.  The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200.  These filings can also be obtained from the SEC via the internet at www.sec.gov.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Net revenue:
Oil revenue, net	$13,281	$36,475
Other revenue	31	78

Total net revenue	13,312	36,553

Operating and administrative expenses:
Lease operating expense	6,673	11,368
General and administrative expense	5,475	6,200
Geological, geophysical and engineering expense	358	25,221
Depreciation, depletion and amortization expense	6,904	11,506
Standby costs	1,143	1,190

Total operating and administrative expenses	20,553	55,485

Operating income (loss)	(7,241)	(18,932)

Other income (expense):
Loss from investment in Ecuador property, net	(47)	(47)
Interest expense, net	(4,298)	(6,210)
Loss on derivatives	(548)	(6,368)
Interest income	9	3
Other expense	(329)	(47)

Total other expense, net	(5,213)	(12,669)

Loss before income taxes	(12,454)	(31,601)

Income tax expense (benefit)	330	(4,310)

Net loss	$(12,784)	$(27,291)

Basic net loss per share	$(0.11)	$(0.24)
Diluted net loss per share	$(0.11)	$(0.24)

Basic weighted average common shares outstanding	115,788	115,513
Diluted weighted average common shares outstanding	115,788	115,513

BPZ Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$63,026	$83,540
Short-term investments	1,000	-
Accounts receivable	45,635	24,523
Value-added tax receivable	16,683	20,569
Inventory	18,463	19,851
Restricted cash	24,860	25,129
Prepaid and other current assets	8,027	5,734

Total current assets	177,694	179,346

Property, equipment and construction in progress, net	232,665	238,557
Restricted cash	41,655	47,670
Other non-current assets	5,297	5,983
Investment in Ecuador property, net	585	632
Deferred tax asset	56,289	55,242

Total assets	$514,185	$527,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,796	$21,978
Accrued liabilities	34,915	34,013
Other liabilities	21,315	21,792
Current income taxes payable	9,823	10,460
Accrued interest payable	2,112	5,234
Derivative financial instruments	2,132	2,984
Current maturity of long-term debt	24,546	24,046

Total current liabilities	123,639	120,507

Asset retirement obligation	2,765	2,708
Other non-current liabilities	20,755	20,755
Long-term debt, net	192,815	197,160

Total long-term liabilities	216,335	220,623

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 25,000 authorized; none issued and outstanding	-	-
Common stock, no par value, 250,000 authorized; 117,806 and 116,932 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	560,870	560,175
Accumulated deficit	(386,659)	(373,875)

Total stockholders’ equity	174,211	186,300

Total liabilities and stockholders’ equity	$514,185	$527,430

Reconciliation of non-GAAP measure

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net loss	$(12,784)	$(27,291)
Interest expense	4,298	6,210
Income tax expense (benefit)	330	(4,310)
Depreciation, depletion and amortization expense	6,904	11,506
Geological, geophysical and engineering expense	358	25,221
Loss on derivatives	548	6,368
EBITDAX (a)	$(346)	$17,704

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.